Exhibit 99.2
RES-CARE, INC.
NONEMPLOYEE DIRECTOR FEE DEFERRAL ELECTION
To the Corporate Secretary:
DEFERRAL AMOUNT: I hereby elect to have (select one):

☐	percent (___%)

☐	$___dollars per calendar quarter
of my Director Fees payable hereafter credited to a Stock Unit Account for me. I understand that I may revoke or modify this election only with respect to Director Fees earned on or after the first day of a subsequent calendar year and only by filing a new election form before the first day of such subsequent calendar year in accordance with Program procedures.
PAYMENT OPTIONS: I direct that distribution of my Stock Unit Account be made as follows (select one; applies only to deferrals in the year after this election; cannot change payment options for prior deferrals):

☐	a lump sum.

☐	a series of annual payments over ___ years (10 or less)
I direct that distribution of my Stock Unit Account commence as soon as administratively feasible after (select one):

☐	the Termination of my Service as a Director occurs.

☐	January 1 of the calendar year immediately following the Termination of my Service as a Director.

☐	the earlier of (a) (select date) or (b) the Termination of my Service as a Director.
Change in Control Accelerated Payment (select if desired):

☐	Notwithstanding my elections above, I direct that distribution of Stock Units in my Stock Unit Account be accelerated and occur in a lump sum upon a Change in Control (as defined in the Deferred Stock Compensation Program).
DESIGNATION OF BENEFICIARY: I designate my beneficiary (or beneficiaries) in the event of my death as follows:

Name	Address	Percentage

ACKNOWLEDGEMENT: By signing this Deferral Election, I hereby acknowledge my understanding and acceptance of the following:
1. Irrevocable Election. This election is irrevocable. I understand that I may not revoke or modify this election, except as of the beginning of a new calendar year, and then only with respect to future deferrals. I do not expect to be able to make any changes to the manner or timing of distributions set forth in this Deferral Election.
2. Company Right to Terminate Election and Early Payment. The Company reserves the right to terminate this Program, and, in certain events set forth in the Program, Stock Units which are subject to the Deferral Election will then be converted into Shares and such Shares will be transferred to me immediately.
By signing this Deferral Election, I hereby acknowledge my understanding of an agreement with all the terms and provisions set forth in this Deferral Election as well as the Program.

Dated:
Participant’s Signature

Print Participant’s Name
Copy received this ________ day of _______________, 200_____.

Corporate Secretary